Exhibit 3.2

ARTICLES OF INCORPORATION

OF

BK TECHNOLOGIES CORPORATION

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

FIRST: The name of the corporation (hereinafter called the corporation) is:

BK Technologies Corporation

SECOND: The name of the corporation’s resident agent in the State of Nevada is Registered Agent Solutions, Inc., and the street address of the said resident agent where process may be served on the corporation is 4625 West Nevso Drive, Suite 2, Las Vegas, Nevada 89103. The mailing address and the street address of the said resident agent are identical.

THIRD: The corporation is incorporated under the General Corporate Law of the State of Nevada and shall have the unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be formed under the General Corporate Law of the State of Nevada.

FOURTH: The corporation shall have perpetual existence.

FIFTH: The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 shares of common stock, par value $0.60 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. Any and all shares of stock may be issued, reissued, transferred or granted by the board of directors, as the case may be, to persons, corporations, and associations, and for such lawful consideration, and on such terms, as the board of directors shall have the authority to issue pursuant to the Nevada Revised Statutes and the Bylaws of the corporation. The board of directors shall have the authority to set, by resolution, the particular designations, preferences and the relative, participating, optional, voting or other rights and qualifications, limitations or restrictions of any class of stock or any series of stock within any class of stock issued by this corporation.

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of any shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such rights and options may be granted by the board of directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the board of directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SIXTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
William P. Kelly	7100 Technology Drive West Melbourne, Florida 32904

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on March 20, 2019.

INCORPORATOR /s/ William P. Kelly William P. Kelly